EXHIBIT  23.1


       CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

SpaceDev  Inc.
Poway,  California

We hereby consent to the incorporation by reference in Registration Statement No. 333-123633 on Form S-8 of SpaceDev Inc. of our report dated July 31, 2005, except for Note 14 as to which the date is August 23, 2005, relating to the financial statements of Starsys Research Corporation for the years ended December 31, 2004 and 2003, which report appears in this Current Report on Form 8-K of SpaceDev Inc. dated February 6, 2006.

Our report dated July 31, 2005, except for Note 14 as to which the date is August 23, 2005, contains an explanatory paragraph that states that the Company has suffered a loss from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/  Clifton  Gunderson  LLP
----------------------------
Denver,  Colorado
February  6,  2006